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                                                                    Exhibit 23.2

                  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" in the Registration Statement (Form S-4) and related prospectus of U.S. Office Products Company for the registration of 13,020,305 shares of its common stock and to the incorporation by reference therein of our reports (a) dated June 6, 1997 with respect to the financial statements and financial statement schedule of Mail Boxes Etc. included in its Annual Report on Form 10-K for the year ended April 30, 1997, and (b) dated June 4, 1996, with respect to the financial statements of Mail Boxes Etc. included in U.S. Office Products Company's current report on Form 8-K dated April 26, 1997, both filed with the Securities and Exchange Commission.

                                                           ERNST & YOUNG LLP

San Diego, California
September 16, 1997